Exhibit 10.72

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

United Natural Foods, Inc., a Delaware corporation (the “Company”) and John Stern (“Mr. Stern”) hereby agree as follows:

1.                                       The Company and Mr. Stern hereby agree that, Mr. Stern’s service with the Company as (i) an employee and officer of the Company and (ii) an employee, officer or director of any subsidiaries of the Company, shall terminate effective September 30, 2011 (the “Separation Date”).

2.                                       On the later of the Separation Date or the expiration of the Revocation Period (as hereinafter defined), the Company will pay Mr. Stern for any unused vacation time (as reflected in the Company’s records) earned by him through the Separation Date. Beginning with the later of the Separation Date or the expiration of the Revocation Period (as hereinafter defined):

a. The Company shall continue Mr. Stern’s base salary and medical benefits as in effect as of the Separation Date for a period of eleven (11) months from the Separation Date, subject to applicable withholdings and deductions; provided, however that the Company shall make no base salary payments under this Section 2(a) until six months and one day after the Separation Date, at which point the Company shall pay Mr. Stern 6 months of all accrued and unpaid base salary payments (less applicable withholdings and deductions) .  The remaining 5 months of all accrued and unpaid base salary payments will be paid in equal bi-weekly payments (less applicable withholdings and deductions), to end on August 30, 2012 or when the entire remaining 5 months of all accrued and unpaid base salary payments (less applicable withholdings and deductions) is fully paid, whichever comes first.

b. After the expiration of the above-referenced 11 month period, the Company shall respect Mr. Stern’s rights (and his dependents’ rights), if any, to continued medical coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (“ COBRA”) and will provide Mr. Stern with notice of his COBRA continuation rights to the extent required by law.

3.                                       a. As of the Separation Date, Mr. Stern shall no longer be eligible to receive disability benefits, Company paid life insurance or to participate in the Company’s 401(k) Plan or any other benefit plan of the Company or any of its subsidiaries.  The Company will promptly notify Mr. Stern in writing concerning his options with regard to his 401(k) account.

b. Mr. Stern may at any time exercise his rights under the Company’s Employee Stock Ownership Plan (“ESOP”) to effect the distribution and sale, if he so elects, of shares of the Company’s Common Stock allocated to him, in accordance with the provisions of the ESOP.

4.                                       a.  In consideration of the foregoing, which Mr. Stern acknowledges includes compensation, benefits and other rights to which he is not otherwise entitled, Mr. Stern hereby knowingly and voluntarily releases and forever discharges the Company, its present and former directors, officers, employees, agents, subsidiaries, affiliates and shareholders, and its and their successors and assigns (collectively, the “Released Parties”), from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have against the Released Parties, as of the expiration of all Company obligations under this Employee Separation Agreement and Release, including any liabilities, causes of action, debts, claims or demands based upon or in any way related to: (i) his employment (as an officer, director or employee) by or with the Company and any subsidiary thereof, (ii) any rights or entitlements related thereto or (iii) termination of such employment by the Company, and hereby covenants not to file a lawsuit or charge to assert such claims.  This includes but is not limited to claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, all claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, or the Older Workers’-Benefit-Protection Act, all claims under the Employee Retirement Income Security Act (ERISA), all claims under the Family and Medical Leave Act (FMLA), all claims of employment discrimination under the Americans with Disabilities Act (ADA), as well as claims under any other applicable federal, state or local laws concerning Mr. Stern’s employment.

b. Mr. Stern understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status.  These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies.  Mr. Stern acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one (21) days so that he can thoroughly review it and understand the effect of this Agreement before acting on it.

5.                                       a. Mr. Stern acknowledges and agrees that all payments and benefits payable to him under this Agreement (other than earned wages and payment for accrued and unpaid vacation) are contingent upon: (i) his continued compliance with the provisions of this Agreement and (ii) his agreement to make himself available, upon reasonable notice, for any third party claims, investigations, litigation or similar proceedings to answer any questions relating to his employment or actions as an employee, officer or director of the Company, including without limitation attendance at any deposition or similar proceeding, provided however that the Company will reimburse Mr. Stern for all reasonable out of pocket expenses incurred, including but not limited to travel, lodging, meals, legal representation (with prior approval), and loss of pay, to the extent all such requests for reimbursement are accompanied by payment receipts or other verifiable documentation.

b. Mr. Stern further acknowledges and agrees that the availability of such payments and benefits provided by this Agreement is sufficient consideration for the release set forth in paragraph 4(a) and the amendment to his non-competition and non-solicitation obligations set forth below in paragraph 5(c) and termination of such payments and benefits due to his non-compliance with the terms of this Agreement shall not affect the release set forth in Paragraph 4(a).

c. Mr. Stern further agrees that for a period from the date hereof until the date that is eleven months following the Separation Date, he shall not, whether directly or indirectly, alone or in conjunction with another party, as an owner, shareholder, officer, employee, manager, consultant, independent contractor, or otherwise:  (i) interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or its affiliates with any person who is an employee, customer, vendor, product or services supplier, independent contractor, or business agent or partner of the Company or any of its affiliates; (ii) contact any employee of the Company or its affiliates for the purpose of discussing or suggesting that such employee resign from employment with the Company or its affiliates for the purpose of becoming employed elsewhere or provide information about individual employees of the Company or its affiliates or personnel policies or procedures of the Company or its affiliates to any person or entity, including any individual, agency or company engaged in the business of recruiting employees, executives or officers; (iii) recruit or hire, or attempt to recruit or hire, any person who is an employee of the Company or any of its affiliates, or was an employee of the Company or any of its affiliates within the prior six months; (iv) disclose to or release any Company Trade secrets, proprietary or confidential information or data to any unauthorized person or entity; or (v) own, manage, advise, operate, join, control, be employed by, consult with or participate in the ownership, management, advisement, operation or control of, or be connected with as a stockholder, partner, officer, manager, employee, or consultant, any Competing or Related Business; provided, however, that “beneficial ownership,” either individually or as a member of a “group” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be a violation of this Agreement.  For purposes of the foregoing, the term “Competing and Related Business” shall mean any business, individual, company, partnership, firm, corporation or other entity that (A) engages in any business engaged in by the Company on the Separation Date, or any date during the term of Mr. Stern’s employment with the Company; or (B) is a customer of the Company or any of its affiliates on the Separation Date as well as the twelve (12) months preceding Separation Date, including, but not limited to, the following entities and their affiliates: Kehe Food Distributors, Inc., Royal Wessanen NV, Perkins, Inc., Nature’s Best Food Co., Ltd., Steiner Foods, Inc., DPI Specialty Foods Inc., Haddon House Food Products, Inc., Davidson Food Equipment and Supplies Ltd., Whole Foods Market, Inc., National Cooperative Grocers Association, Ahold and Wegmans Food Market, Inc. Mr. Stern shall be allowed to contact employees of the Company and to refer recruiters working on his behalf to employees of the Company, for the purpose of obtaining employment.

6.                                       Mr. Stern shall at no time make any derogatory or disparaging comments regarding the Company, its business, or its present or past directors, officers or employees.  The Company shall at no time make any derogatory or disparaging comments regarding Mr. Stern.  Mr. Stern hereby waives any and all rights to future employment with the Company.  Notwithstanding the foregoing, the Company shall be permitted to (a) reasonably defend itself against any public statement or communication made by Mr. Stern that disparages the Company, but only if statements made in such defense are not false statements and (b) provide truthful testimony in any legal proceeding or process. Mr. Stern shall also be permitted to reasonably defend himself against any public statement or communication made by the Company that disparages him, but only if statements made in such defense are not false statements. Nothing in the Agreement shall prohibit or restrict Mr. Stern from (a) making any disclosure of information required by law, or (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body.

7.                                       The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or Mr. Stern.

8.                                       No party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity other than filings required by the securities laws, concerning any other party to this Agreement or the Agreement’s operation without prior approval of such other party, unless required by law, in which case notice of such requirement shall be given to the other party.

9.                                       The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

10.                                 This Agreement is personal to Mr. Stern and may not be assigned by him.  However, in the event of Mr. Stern’s death, all the rights of Mr. Stern set forth in this Agreement shall accrue to his spouse, if she is living; otherwise, to his heirs.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

11.                                 This Agreement is made pursuant to and shall be governed by the laws of the State of Rhode Island, without regard to its rules regarding conflict of laws.  The parties agree that the courts of the State of Rhode Island, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement.  Mr. Stern and the Company hereby agree that service of process by certified mail, return receipt requested, shall be deemed appropriate service of process.

12.                                 Except as otherwise expressly indicated, this Agreement contains the entire understanding between Mr. Stern and the Company, supersedes all prior agreements, oral or written, regarding the subject matter hereof, and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  Mr. Stern acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

13.                                 Mr. Stern may revoke this Agreement at any time during the seven-day period following the date of his signature below (the “Revocation Period”) by delivering written notice of his revocation to the Company’s attention at 313 Iron Horse Way, Providence, Rhode Island 02908; Attention: Tom Dziki.  This Agreement shall become effective upon the expiration of the Revocation Period.  In the event that Mr. Stern revokes this Agreement prior to the expiration of the Revocation Period, he shall not be entitled to any of the benefits provided in this Agreement, including but not limited to, payment of the amounts set forth in Section 2(b).

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

United Natural Foods, Inc.

By:	/s/ Tom Dziki	Witness:	/s/ Lynn Kassab
	Tom Dziki	Print Name:	Lynn Kassab

Date:	09/22/2011

By:	/s/ John Stern	Witness:	/s/ Kristie A. Stern
	John Stern	Print Name:	Kristie A. Stern

Date:	09/20/2011